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Exhibit 10.3

Amended and Restated Agreement Regarding Hotel Cipriani Interests

        Amended and Restated Agreement Regarding Hotel Cipriani Interests dated as of February 8, 2005 ("this Agreement") amending and restating the Agreement Regarding Hotel Cipriani Interests dated as of January 27, 1989 (as amended by a Modification dated August 22, 1989, the "Original Agreement") among James B. Sherwood ("Sherwood"), Orient-Express Hotels Inc., formerly a New York corporation ("OEHI"), and Hotel Cipriani S.p.A., an Italian corporation prior to its reorganization referred to below ("HCSPA").

W I T N E S S E T H:

WHEREAS Sherwood, OEHI and HCSPA entered into the Original Agreement when HCSPA was a wholly-owned indirect subsidiary of Sea Containers Ltd., a Bermuda company ("SCL"), in order to provide for a right of first refusal in OEHI and Sherwood for the purchase of the Hotel Cipriani and related assets in the event the hotel or such assets were proposed to be sold or otherwise transferred and for a right of first refusal in HCSPA for the purchase of Sherwood's apartment located in the Hotel Cipriani in the event the apartment was proposed to be sold or otherwise transferred; and

        WHEREAS the parties hereto wish to amend and restate the Original Agreement to take into account the fact that HCSPA has been reorganized under Italian law with effect on January 1, 2005 as a "sociata a responsibilita limitata" named Hotel Cipriani S.r.l. ("HCSRL"), that HCSRL is now a wholly-owned indirect subsidiary of Orient-Express Hotels Ltd., a Bermuda company ("OEHL"), that OEHL is the successor by merger to OEHI, and that all previous hotel management arrangements between OEHI and HCSPA relating to the Hotel Cipriani have been terminated; and

        WHEREAS the rights provided to Sherwood and HCSRL pursuant to this Agreement are intended to be a continuation of certain rights provided to Sherwood and HCSPA under an agreement dated November 1, 1983 and an accordo dated June 30, 1984, each between Sherwood and HCSPA, which agreements have been previously terminated in connection with the execution of a share purchase agreement dated January 27, 1989 between SCL and OEHI and the execution of the Original Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement and Sherwood's past and future services as a senior officer of HCSRL and its ultimate parent company and Sherwood's affording OEHI the opportunity to acquire the Hotel Cipriani in 1977 to the benefit of OEHI and of OEHL as the successor to OEHI, the parties agree to amend and restate the Original Agreement as set forth in this Agreement as follows:

Section 1.    Definitions.    The following terms shall have the respective meanings in this Agreement set forth below:

  (a)
  "Apartment" means the apartment owned by Sherwood in the Hotel Cipriani located on the Isola della Giudecca in Venice, Italy and more specifically identified in the deed of conveyance dated December 22, 1981 and any subsequent deed of conveyance relating to an addition to the apartment.

  (b)
  "Cipriani Premises" means the land and buildings owned or leased by HCSRL, known as the Hotel Cipriani, and located on the Isola della Giudecca in Venice, Italy, and any land or buildings in Venice which may hereafter be directly or indirectly acquired or leased by HCSRL for use in the hotel business in Venice, Italy.

  (c)
  "Fair Market Value" means the price, excluding transfer taxes, at which a willing buyer and a willing seller would agree for the purchase of the property in question on the date of its valuation. The valuator shall, if the property is the Cipriani Premises or HCSRL Quotas, include only elements attributable to assets and liabilities connected with the hotel business in Venice, Italy (including tradenames and trademarks) and shall exclude agreements or understandings in effect between OEHL and/or its affiliates, on the one hand, and HCSRL on the other. The valuation shall be based upon the value of the hotel business as a going concern unless permission has been obtained in writing from the appropriate governmental authority for a proposed change of the use of such assets, in which case the valuation may be based upon such proposed use.

  (d)
  "HCSRL Quotas" means capital quotas of HCSRL (and any related purchase rights) proposed to be issued or transferred by HCSRL subsequent to the date of this Agreement to any person.

  (e)
  "Transfer" means any sale, conveyance, lease, disposition or assignment of the relevant property. A pledge, mortgage or other encumbrance of such property shall not be deemed a Transfer, but a sale incident to default by the pledgor or mortgagor shall be deemed a Transfer. The termination of the hotel business of the Hotel Cipriani by HCSRL shall be deemed a Transfer of the Cipriani Premises.

  (f)
  "Transfer Notice" means the notice the transferor of property subject to this Agreement is required to give a party entitled to exercise a right to purchase property under this Agreement and which shall set forth the name and address of the proposed transferee, a representation that the proposed transferee has made a bona fide offer to acquire the property, the terms of the proposed transfer including the price or other consideration to be paid in connection therewith, excluding transfer taxes if the transfer is to be a sale, and, if the property is the Cipriani Premises or HCSRL Quotas, a representation as to whether or not the property consists directly and indirectly solely of assets and liabilities related to the hotel business in Venice, Italy.

Section 2.    Right of First Refusal as to Hotel Cipriani Interests.

  (a)
  General.    HCSRL irrevocably agrees not to Transfer any portion of the Cipriani Premises or any HCSRL Quotas (such premises and quotas which are the subject of a proposed Transfer are hereinafter together referred to as the "Property") except in accordance with the provisions of this Section 2. A transfer of Property subject to this Agreement shall not be deemed a Transfer if the transfer is to OEHL or a company controlled by OEHL, provided the transferee executes an undertaking pursuant to which the transferee assumes the obligations of the transferor hereunder.

  (b)
  Procedure.    Before making any Transfer of the Property, HCSRL shall give Transfer Notice to Sherwood who shall have 30 days from receipt of the Transfer Notice to notify HCSRL whether Sherwood elects to purchase the Property.

  (i)
  If the Transfer Notice describes a sale of the Property in which the purchase price is payable in cash within 360 days of the date of the Transfer Notice and the Property consists directly and indirectly solely of assets and liabilities connected with the hotel business in Venice, Italy including tradenames and trademarks ("Sale Transfer") and if Sherwood elects to purchase the Property, the closing of the purchase of the Property by Sherwood shall occur at the offices of HCSRL on the 90th day following the end of the 30 day period during which an election notice may be given to HCSRL.

  (ii)
  If the Transfer Notice describes a Transfer which is not a Sale Transfer, HCSRL, upon receipt of an election notice from Sherwood, shall cause the Fair Market Value of the Property to be determined in accordance with the terms thereof. The valuation shall be prepared promptly (in any event within 90 days following the date of the Transfer Notice)

      and HCSRL shall promptly give a copy thereof to Sherwood. HCSRL shall have the right, by notice given to Sherwood within 30 days following its receipt of the valuation, to withdraw the Transfer Notice and thereby foreclose Sherwood from purchasing the Property and itself from Transferring the Property. Sherwood shall have the right, by notice given to HCSRL within 30 days following receipt of the valuation, to withdraw the election notice and Sherwood shall thereupon have no obligation to purchase the Property. If no notice of withdrawal is given by either party, the closing of the purchase of the Property by Sherwood shall occur on the 120th day following Sherwood's receipt of the valuation, at the offices of HCSRL.

    (iii)
    "Purchase Price" means, in the case of a Sale Transfer, the purchase price of the Property as set forth in the Transfer Notice and shall be, if stated in a currency other than United States dollars, the United States dollar equivalent of the foreign currency price on the date of the closing. "Purchase Price" means, in the case of a Transfer which is not a Sale Transfer, the Fair Market Value of the Property.

    (iv)
    At the closing of the purchase, Sherwood shall deliver to HCSRL, against receipt of transfer documents in form and substance reasonably satisfactory to Sherwood, either (A) a certified or bank check in United States dollars payable to HCSRL in the amount of the Purchase Price, or, at the option of Sherwood, (B) the following documents: (x) a certified or bank check in United States dollars payable to HCSRL in the amount of 20 percent of the Purchase Price, (y) a non-recourse promissory note to the order of HCSRL dated the closing date and in United States dollars in the principal amount of 80 percent of the Purchase Price, payable in ten equal annual instalments commencing on the first anniversary of the note, together with interest payable annually in arrears on the unpaid balance at the average rate of interest in effect during such year at which Bank of America offers deposits of United States dollars in immediately available funds to prime banks in the London inter-bank market, and (z) a mortgage, pledge or other security document with respect to the Property, which shall secure the note and which shall be in form and substance reasonably satisfactory to HCSRL.

    (v)
    Any transfer taxes shall be payable by Sherwood. Except as required by Section 2(c), HCSRL shall take no action between the date of the Transfer Notice and the closing date which might depreciate or otherwise adversely affect the value of the Property.

  (c)
  HCSRL Undertaking.    On or prior to the closing of the purchase of the Property by Sherwood, HCSRL shall transfer to another person any assets and liabilities which are part of the Property but are not connected with the conduct of the hotel business in Venice, Italy.

  (d)
  Right of HCSRL to Transfer.    In the event Sherwood (i) does not elect to purchase the Property, or (ii) withdraws his election, or (iii) does not make the appropriate tender of payment of the Purchase Price as provided herein, then HCSRL shall be free for a period of 150 days following occurrence of the latest of the foregoing events to Transfer the Property free and clear of the provisions of this Section 2 but only to the person named and in accordance with the terms stated in the Transfer Notice. If HCSRL fails to consummate such Transfer within such 150 day period, the provisions of this Section 2 shall be reinstated without any further action and HCSRL shall not make any other Transfer of the Property without initiating anew the procedures set forth herein.

  (e)
  Transfer of a Portion of Hotel Cipriani Interests.    If the Property which is the subject of a Transfer Notice does not include, directly or indirectly, all or substantially all of the Cipriani Premises, the rights of Sherwood under this Section 2 shall continue with respect to a Transfer of any other property subject to this Agreement. If such Property does include, directly or indirectly, all or substantially all of the Cipriani Premises, and if the Property is transferred by

    HCSRL to Sherwood or a third party as provided herein, then the rights of Sherwood under this Section 2 shall terminate with respect to any other property subject to this Agreement. In such event, HCSRL may assign its right of first refusal set forth in Section 3 with respect to the Apartment provided the assignee executes an undertaking pursuant to which the assignee assumes the obligations of HCSRL hereunder with respect to the Apartment.

Section 3.    Right of First Refusal as to Apartment.

  (a)
  General.    Sherwood irrevocably agrees to not make any Transfer of the Apartment except in accordance with the provisions of this Section 3. An inter vivos or testamentary transfer by Sherwood of the Apartment to his wife, Shirley Sherwood, or to either of his children, Charles Sherwood and Simon Sherwood, or to any combination of them, shall not be deemed a Transfer, provided the transferee executes an undertaking pursuant to which the transferee assumes the obligations of Sherwood hereunder with respect to the Apartment.

  (b)
  Procedure.    Before making any Transfer of the Apartment, Sherwood shall give a Transfer Notice to HCSRL. Within 30 days following HCSRL's receipt of the Transfer Notice, HCSRL shall notify Sherwood whether HCSRL elects to purchase the Apartment.

  (i)
  Upon HCSRL's election to purchase the Apartment, it shall cause the Fair Market Value of the Apartment to be determined in accordance with the terms hereof. The valuation shall be prepared promptly (in any event within 90 days following the date of the Transfer Notice) and HCSRL shall promptly give a copy thereof to Sherwood. Sherwood shall have the right, by notice given to HCSRL within 30 days following receipt of the valuation, to withdraw the Transfer Notice and thereby foreclose HCSRL from purchasing the Apartment and himself from Transferring the Apartment. HCSRL shall have the right, by notice given to Sherwood within 30 days following the receipt of the valuation, to withdraw its election notice and it shall thereupon have no obligation to purchase the Apartment. If no notice of withdrawal is given by either party, the closing of the purchase of the Apartment by HCSRL shall occur on the 120th day following HCSRL's receipt of the valuation, at the offices of HCSRL.

  (ii)
  If the Transfer Notice sets forth a purchase price payable in cash within 360 days of the date of the Transfer Notice, Sherwood shall deliver notice to HCSRL, at least 60 days prior to the closing, of his election that the purchase price of the Apartment shall be either the Fair Market Value or the price set forth in the Transfer Notice. At such closing, HCSRL shall deliver to Sherwood, against receipt of transfer documents in form and substance reasonably satisfactory to HCSRL, a certified or bank check in United States dollars payable to Sherwood in the amount of either the Fair Market Value of the Apartment or the purchase price set forth in the Transfer Notice, as previously determined by Sherwood.

  (iii)
  Any transfer taxes shall be payable by HCSRL. Sherwood shall take no action between the date of the Transfer Notice and the closing date which might depreciate or otherwise adversely affect the value of the Apartment.

  (c)
  Right of Sherwood to Transfer.    In the event HCSRL (i) does not elect to purchase the Apartment, or (ii) withdraws its election, or (iii) does not make the appropriate tender of payment as above provided, then Sherwood shall be free for a period of 150 days following occurrence of the latest of the foregoing events to Transfer the Apartment free and clear of the provisions of this Section 3 but only to the person named and in accordance with the terms stated in the Transfer Notice. If Sherwood fails to consummate such Transfer within such 150 day period, the provisions of this Section 3 shall be reinstated without any further action and Sherwood shall not make any other Transfer of the Apartment without initiating anew the procedures set forth herein.

Section 4.    Assignment and Termination.

  (a)
  Assignment.    The rights and obligations of Sherwood under this Agreement shall not be assigned or otherwise transferred by him, except that (i) Sherwood may assign his then existing rights and obligations under this Agreement to a company wholly-owned by him and (ii) upon Sherwood's death, his legal representatives shall have the rights and obligations of Sherwood under this Agreement, if any then remain, for a period of one year following his death and such rights and obligations shall thereupon terminate. A transferee of the Apartment, excluding HCSRL but including a transferee pursuant to the second sentence of Section 3(a), shall not have any rights or obligations under Section 2 of this Agreement.

  (b)
  Termination.    Sherwood's rights and obligations under Section 2 shall terminate upon the expiration of one year following his death, unless sooner terminated as provided herein, and the rights and obligations of Sherwood (and any transferee of the Apartment pursuant to the second sentence of Section 3(a)) under Section 3 shall terminate one year following the death of the transferee referred to in the second sentence of Section 3(a), unless sooner terminated as provided herein.

Section 5.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement may not be transferred or assigned by any party without the prior written consent of the other parties, except as set forth elsewhere in this Agreement and except that HCSRL may merge into another Italian corporation wholly-owned, directly or indirectly, by OEHL provided that the surviving corporation in the merger executes an undertaking pursuant to which it assumes the rights and obligations of HCSRL hereunder and provided further that Sherwood is given such other certificates and documents relating to the assumption as he and his counsel may reasonably request.

Section 6.    Entire Agreement.    This Agreement contains the entire agreement of the parties and supersedes all previous written or oral agreements of the parties with respect to the subject matter hereof, and no modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such modification or waiver.

Section 7.    Governing Law and Arbitration.    The substantive law of the State of New York, including any applicable statute of limitations whether deemed substantive or procedural, shall govern this Agreement. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered may be entered in any court jurisdiction thereof.

Section 8.    Notice.    All notices required or permitted by this Agreement shall be in writing and delivered personally, or sent by certified mail, return receipt requested, or sent by telex, telegram or facsimile, addressed as follows, or to such other address as one party may designate by written notice to the other party (i) if to Sherwood, addressed to James B. Sherwood, Sea Containers House, 20 Upper Ground, London SE1 9PF, England; (ii) if to OEHL, addressed to Orient-Express Services Ltd., Sea Containers House, 20 Upper Ground, London SE1 9PF, England, Attention: Managing Director; and (iii) if to HCSRL, addressed to Hotel Cipriani S.r.l., F. ta S. Giovanni 10, Isola della Giudecca, 30100 Venezia, Italy, Attention: Managing Director, with a copy to Orient-Express Services Ltd., Sea Containers House, 20 Upper Ground, London SE1 9PF, England, Attention: Managing Director. Any such notice shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date so delivered.

Section 9.    Determination of Fair Market Value.    Fair Market Value shall be determined by a valuator appointed by agreement between the transferor and the party exercising the right to purchase property. In the absence of such agreement within 15 days following the date of an election notice or option notice, the valuator shall be American Appraisal Company or if it is not available to perform the valuation, the valuator shall be appointed by Deloitte & Touche LLP. The cost of the valuation shall be shared equally by the transferor and the party exercising the right to purchase property. If the valuation is stated in a currency other than United States dollars, then Fair Market Value shall be the United States dollar equivalent of the foreign currency valuation on the date of the closing.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ J.B. SHERWOOD James B. Sherwood
Hotel Cipriani S.r.l., as successor to Hotel Cipriani S.p.A.
By:	/s/ D.J. O'SULLIVAN Director
Orient-Express Hotels Ltd., on behalf of itself and as successor to Orient-Express Hotels Inc.
By:	/s/ S.M.C. SHERWOOD President
By:	/s/ J.G. STRUTHERS Vice President—Finance and Chief Financial Officer

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Amended and Restated Agreement Regarding Hotel Cipriani Interests